                                                                    EXHIBIT 5.1

                                                   May 20, 1999

SportsLine USA, Inc.
6340 N.W. 5th Way
Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

         We have acted as counsel to SportsLine USA, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2006 (the "Notes") issued by the Company and such indeterminate number of shares of the Company's Common Stock, $0.01 par value per share, issuable upon conversion thereof (the "Shares," and together with the Notes, the "Offered Securities"), each as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on or about the date hereof with respect to the resale of the Offered Securities by the holders thereof.

         In rendering this opinion, we have examined and relied upon such documents and records of the Company and other documents as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that (i) the Notes have been duly and validly authorized and issued and, assuming due authorization by the trustee for the Notes, constitute the legal and binding obligations of the Company entitled to the benefits provided by the Indenture (the "Indenture"), dated as of March 15, 1999, between the Company and State Street Bank and Trust Company, as trustee, subject to applicable bankruptcy and insolvency laws and the application of general principles of equity, and (ii) the Shares have been duly and validly authorized, and when issued upon the due conversion of the Notes in accordance with their terms and the Indenture, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                     Sincerely,

                                     /s/ Greenberg Traurig, P.A.

                                     GREENBERG TRAURIG, P.A.